UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SL Green Compensation Committee’s Approach to 2020 Compensation

2020 CEO Compensation Relative to 2020 Target and 2019 Actual Compensation ▪ Despite the significant impact of the pandemic to the Company’s operations and stock price, the Compensation Committee decided not to adjust any of the performance targets or modify the structure of any outstanding performance - based compensation elements ▪ The Committee estimated that the value of the operational component of the 2020 annual performance - based award was on track to be $2,544,412 as of December 31, 2020. That amount was 64% lower than the corresponding amount for 2019 ▪ In determining 2020 actual compensation, the Committee did not take into account the relative TSR components of the annual performance - based award, since they are based on three - year relative TSR results and the amount ultimately earned remains highly uncertain and speculative ▪ Taking into consideration the Company’s achievements in 2020 while recognizing the stock price decline, the Committee determined a reduction of approximately 10% from 2019 total compensation was appropriate, which was effected by an adjustment in the time - based equity award 2 SL Green Realty Corp. (1) Table figures are calculated in the manner set forth in the Proxy Statement filed on April 27, 2021.

Following the initial impact of the pandemic on SL Green and the industry, Management lowered FY20 financial guidance in April 2020 ▪ The Committee recognized that 2020 targets adopted pre - pandemic were unlikely to appropriately measure our executives’ performance ▪ However, the Committee decided not to adjust any of these targets or modify the structure of any outstanding performance - based compensation elements The Committee decided to ▪ Review executive compensation on a holistic basis at the end of the year and determine whether formulaic payouts were commensurate with our executives’ achievements The Committee balanced the formulaic performance outcome with supplemental incentives to appropriately recognize management’s significant efforts that protected long - term shareholder value during a period of unprecedented business disruption How the Compensation Committee Approached Executive Pay in 2020 3 SL Green Realty Corp.

No changes or discretionary adjustments to performance based long term incentives 2020 Year - End Assessment The Committee, as of December 2020: ▪ Estimated the value of the operational component of the 2020 annual performance - based award to be $2.5 million , which was ▪ 64% lower than corresponding prior year amount Rather than adjust performance awards, the Committee: ▪ Determined that it was more appropriate to increase the time - based awards to the CEO and the President, ▪ Ensured total 2020 compensation remained materially lower than 2019 Overall reduction to total compensation to achieve appropriate balance between ▪ the continued motivation of our senior leadership, and ▪ recognition of extraordinary achievements in very challenging circumstances How the Compensation Committee Evaluated Equity Incentives 4 SL Green Realty Corp.

Our Continued Commitment to Stockholder Feedback Simplify the pay structure by reducing compensation elements from seven to just four; Increase transparency by enhancing disclosure of mechanics of our compensation program; Increase emphasis on incentives driven by Company performance; and Enhance performance link by eliminating retesting and guaranteed equity and introduce multi - year performance periods. Transition to New Compensation Structure Completed in 2020, in order to: 5 SL Green Realty Corp.